Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
Vice President of Treasury and Investor Relations	Director of Corporate Communications
(702) 584-7995	(702) 584-7742

Bally Technologies Announces a New $150 Million
Share Repurchase Program

LAS VEGAS, May 4, 2012 – Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management, interactive applications, and networked and server-based systems for the global gaming industry, today announced that its Board of Directors approved a new $150 million share repurchase program.  This new program replaced the Company’s prior $550 million stock repurchase program under which Bally had repurchased approximately $493 million of common stock.  Since November 2007, Bally has repurchased approximately 19 million shares of common stock for $722 million, including $95 million during fiscal 2012 to date.

“The repurchase authorization reflects the confidence that the Board and the executive management team have in Bally’s long-term growth plan and ability to consistently generate free cash flow to support our capital deployment strategy,” said Richard M. Haddrill, the Company’s Chief Executive Officer.  “Even more important, this deployment strategy includes ongoing investments in innovation and growth opportunities, as well as returning excess cash to our shareholders.”

The shares may be redeemed in such amounts as management deems appropriate in light of prevailing market and economic conditions, alternative uses of capital, restrictions under the company’s debt obligations, regulatory requirements, and other factors.  In implementing its repurchase program, the Company may utilize a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, or any combination thereof.

Purchases may be made on a case-by-case basis or on a non-discretionary basis in a manner designed to comply with the requirements of Rule 10b5-1 and/or Rule 10b-18 under the Securities Exchange Act of 1934.  This program does not obligate the Company to acquire any particular amount of common stock.  The program may be suspended, modified, or discontinued at any time at the discretion of the Company’s Board of Directors and has no set expiration date.

Bally Technologies, Inc. Announces a New $150 Million Share Repurchase Authorization

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About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced technology-based gaming devices and systems worldwide, as well as interactive and mobile solutions.  Bally’s product line includes reel-spinning slot machines, video slot machines, wide-area progressives, and Class II, lottery, and central determination games and platforms.  Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions.  Additional Company information, including the Company’s investor presentation, can be found at BallyTech.com. Connect with Bally on Facebook, Twitter, YouTube and LinkedIn.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking-statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward-looking statements are reasonable, future results may differ materially from those expressed in any forward-looking statements.  The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

– BALLY TECHNOLOGIES, INC. –